Exhibit 99.1

RUBBER LEAF INC.

Audit Committee Charter

Purpose

The Audit Committee is appointed by the Board of Directors to assist the Board in the oversight of (1) the integrity of the financial statements of Rubber Leaf Inc. (the “Company”), (2) the qualifications and independence of the Company’s principal independent auditor (the “Auditor”), (3) the performance of the Company’s internal audit function and Auditor, and (4) the compliance by the Company with the legal and regulatory requirements in connection with the foregoing. Further, the Audit Committee shall prepare the Audit Committee’s report to be included in the Company’s annual proxy statement.

Membership

The Audit Committee shall be comprised of three or more directors, each of whom shall meet the independence requirements applicable to audit committee members as required by the NASDAQ Stock Market or such listing requirements of any other applicable securities exchange to which the Company’s shares may be subject from time to time (together with such other requirements imposed by applicable law or regulation) and rules and regulations of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In addition, each member of the Audit Committee must be financially literate and at least one member must be an audit committee financial expert as defined under the rules and regulations of the Securities and Exchange Commission (the “SEC”) as interpreted by the Board.

The members of the Audit Committee shall be appointed by the Board of Directors and may be replaced by the Board of Directors. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

Meetings

The Audit Committee should meet periodically with management, the senior internal auditing executive (the “Internal Audit Executive”) and the Auditor in separate sessions. In addition, the Committee should meet as often as it determines advisable to fulfill the Committee’s authority and responsibilities listed below. Meetings of the Audit Committee may be called by the Chairman of the Board or by any member of the Committee upon notice given at least forty-eight hours prior to the meeting, or upon such shorter notice as shall be approved by the Committee. A majority of the Committee members then serving on the Committee shall constitute a quorum. A majority of the members present shall decide any question brought before the Committee except to the extent otherwise required by the Corporation’s Articles of Incorporation.

Responsibilities

1.	The Audit Committee shall review and discuss with management and the Auditor the Company’s annual audited and quarterly financial statements, including disclosures made in Management’s Discussion and Analysis of Financial Condition and Results of Operations.

2.	The Audit Committee shall review and discuss with management and the Auditor significant issues regarding financial statement presentations and accounting principles, including any significant changes in the Company’s selection or application of accounting principles, significant issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of significant control deficiencies, and analyses prepared by management and/or the Auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including analyses of alternative GAAP methods on the financial statements.

3.	The Audit Committee shall review, in conjunction with management, the Company’s quarterly earnings press releases as well as any applicable Company policies with respect to financial information and earnings guidance provided to analysts and ratings agencies, including, in each case, the type of information to be disclosed and type of presentation to be made and paying particular attention to the use of non-GAAP financial information.

4.	The Audit Committee shall discuss with management and the Auditor the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements.

5.	The Audit Committee shall discuss with management the guidelines and policies by which management assesses and manages the Company’s exposure to risk, including a discussion of the Company’s major enterprise risk exposures and the steps management has taken to monitor and mitigate such exposures. In fulfilling its responsibilities, the Committee shall take into account the role of the other Board committees in reviewing the Company’s risk exposures.

6.	The Audit Committee shall annually discuss with the Auditor any difficulties encountered in the course of the audit work, including any restrictions on the scope of the Auditor’s activities or access to requested information, and any significant disagreement with management.

7.	The Audit Committee shall review and discuss with management and the Auditor reports from the Auditor on:

(a) all critical accounting policies and practices to be used;

(b) all alternative treatments of financial information within GAAP related to material items that have been discussed with management, ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the Auditor; and

(c) other material written communications between the Auditor and management, such as any management letter or schedule of unadjusted differences.

8.	The Audit Committee shall review any disclosures made to the Audit Committee by the Company’s Chief Executive Officer and/or Chief Financial Officer in accordance with the terms of the certifications filed by them with the SEC as exhibits to each of the Company’s periodic reports on Form 10-K and Form 10-Q.

9.	The Audit Committee shall review and discuss with management, the Internal Audit Executive and the Auditor the Company’s internal controls report and the Auditor’s attestation of the report prior to the filing of the Company’s Annual Report on Form 10-K.

Oversight of the Company’s Relationship with the Auditor

10.	The Audit Committee shall be directly responsible for the oversight of the Auditor and the Auditor shall report directly to the Audit Committee. In furtherance of the foregoing, the Audit Committee shall have the sole authority to appoint, retain or replace the Auditor and shall approve all audit and audit-related engagement fees and terms and all non-audit engagements with the Auditor. The Audit Committee shall consult with management but shall not delegate these responsibilities provided, that the Chairman of the Audit Committee shall have the authority to approve any non-audit engagements with the Auditor. The Chairman shall report any such approvals to the Committee at its next meeting. The Company shall provide for payment of compensation to the Auditor as the Committee shall determine.

11.	The Audit Committee shall evaluate at least annually the Auditor’s qualifications, performance and independence and present to the full Board any significant issues or concerns resulting from such evaluation. As part of such evaluation, the Audit Committee shall obtain and review a report or reports from the Auditor:

●	describing the Auditor’s internal quality-control procedures;

●	describing any material issues raised by the most recent inspection by the Public Company Accounting Oversight Board (PCAOB), internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with any such issues; and

●	describing all relationships between the Auditor and the Company consistent with the applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence.

12.	The Audit Committee shall periodically review and evaluate the qualifications of the Auditor’s lead engagement partner, including in connection with any mandatory rotation.

13.	The Audit Committee shall set policies for the Company’s hiring of employees or former employees of the Auditor.

Oversight of the Company’s Relationship with Other Auditors

14.	The Audit Committee shall approve all audit engagement fees and terms of those independent auditors who are not the Auditor but who are engaged to perform audit services for the Company (“Other Auditors”). The Audit Committee shall consult with Management but shall not delegate this responsibility to Management.

Oversight of the Company’s Internal Audit Function

15.	The Audit Committee shall review the appointment and replacement of the Internal Auditing Executive.

16.	The Audit Committee shall review the significant reports to management prepared by the internal auditing department and management’s responses.

17.	The Audit Committee shall review the annual internal audit plan and the responsibilities, budget and staffing of the internal audit department.

Compliance Oversight Responsibilities

18.	The Audit Committee shall obtain from the Auditor assurance that the Auditor has complied with all audit requirements imposed on it under the Exchange Act.

19.	The Audit Committee shall establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters.

20.	The Audit Committee shall establish procedures for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

21.	The Audit Committee shall discuss with management and the Auditor any correspondence with regulators or governmental agencies and any employee complaints, submissions or published reports that raise material issues regarding the Company’s financial statements or accounting policies.

22.	The Audit Committee shall discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements.

23.	The Audit Committee shall receive periodic reports on the Company’s Ethics and Compliance Program from appropriate members of management. The Chief Compliance Officer shall regularly report to the Audit Committee on significant compliance and ethics matters.

24.	The Audit Committee shall oversee implementation of and monitor compliance with the Company Code of Ethics.

25.	The Audit Committee shall receive periodic reports from appropriate members of management on the Company’s global tax program and other areas that the Committee may deem appropriate.

General

26.	The Audit Committee shall regularly report to the Board and shall review with them any issues that arise with respect to the quality or integrity of the Company’s financial statements, the performance and independence of the Company’s Auditor, the performance of the internal audit function, and the Company’s compliance with legal or regulatory requirements.

27.	The Audit Committee shall annually review its own performance and the adequacy of this Charter.

28.	The Audit Committee shall adopt procedures for the review, approval or ratification by the Audit Committee of related person transactions and periodically reassess whether any modifications of such procedures are necessary and/or appropriate.

29.	The Audit Committee shall review and approve on an at-least annual basis the Company’s decision to enter into swaps that are exempt from the mandatory central clearing and trading requirements under the Commodity Exchange Act as amended by Title VII of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

30.	The Audit Committee shall take such other actions as it deems appropriate, or as requested by the Board, consistent with this Charter, the Company’s Bylaws and applicable laws and regulations and shall direct and report to the Board from time to time on actions taken and matters reviewed.

Authority

The Audit Committee shall have the authority, to the extent it deems appropriate, to retain special legal, accounting or other consultants or advisors to advise the Committee without seeking Board approval. The Company shall provide for appropriate funding for compensation to any such advisors as determined by the Committee.

Delegation

The Audit Committee may delegate its authority to the Chair subject to such conditions as the Committee deems appropriate and in the best interests of the Corporation. In addition, the Audit Committee may delegate administrative tasks to employees of the Corporation.

Limitation of Audit Committee’s Role

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits, to establish or maintain disclosure controls or procedures, or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the Auditor. Furthermore, while the Audit Committee is responsible for reviewing the Company’s guidelines and policies with respect to risk assessment and management, it is the responsibility of senior management to determine the appropriate level of the Company’s exposure to risk and its response to such risk.

Approved by the Board of Directors November 17, 2023